Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made as of October 5, 2015 (the “Effective Date”), by and between BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company (“Landlord”), and GRUBHUB HOLDINGS INC., a Delaware corporation, formerly known as GrubHub, Inc. (“Tenant”).

RECITALS:

A. Landlord, as successor in interest to 111 West Washington, LLC, and Tenant are parties to an Office Building Lease dated March 23, 2012, as amended by First Amendment to Lease dated December 11, 2013 (the “First Amendment” and collectively, the “Existing Lease”), whereby Landlord leases to Tenant certain premises consisting of approximately 71,877 rentable square feet in the building located at 111 West Washington Street, Chicago, Illinois (the “Building”), as more particularly described in the Existing Lease. The Existing Lease, together with this Amendment is sometimes collectively referred to as the “Lease”.

B. Tenant desires to lease certain additional premises in the Building and Landlord is willing to lease such premises to Tenant

C. This Amendment contains various rent charts with respect to the Premises currently being leased by Tenant as well as the additional premises in the Building being leased by Tenant pursuant to this Amendment.  In lieu of an improvement allowance, Section 6(d) of this Amendment sets forth a rental abatement process whereby Tenant’s total Base Rent payable for all space being leased by Tenant is reduced by $9,000,000 in the aggregate; subject to Landlord’s right to make a lump sum payment to Tenant in order to eliminate such Base Rent abatement, all as set forth in Section 6(d).

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. TENANT ENTITY.  Tenant represents and warrants that the Tenant entity named herein is a fully owned subsidiary of GrubHub Inc., a publicly traded Delaware corporation, has substantially all of the operating company revenue, expenses, assets and liabilities of the GrubHub organization, and as such, is the credit entity within the GrubHub organization best positioned to be the tenant under this Lease.  Tenant acknowledges and agrees that such representation and warranty is a material inducement for Landlord to enter into this Amendment.

2. DEFINITIONS.

(a) General Definitions.  Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

(b) Specific Definitions.  For purposes of this Amendment, the following definitions shall apply:

(i) “Commencement Date A” means the date that is one hundred twenty (120) days following the date that Landlord delivers possession of Expansion Space A to Tenant with the Demolition Work substantially completed.

(ii) “Commencement Date B” means January 1, 2017.

(iii) “Cook County Notice Date” means the date that Landlord provides the Cook County Notice to Cook County pursuant to Section 3(b)(i), which date shall be no later than three (3) business days following the date that this Amendment is fully executed by Landlord and Tenant.

(iv) “Delivery Deadline A” means January 1, 2016.

(v) “Delivery Deadline B” means September 4, 2016.

(vi) “Delivery Condition” means delivery of Expansion Space A or Expansion Space B, as applicable, with the Demolition Work substantially completed.

(vii) “Demolition Work” means all existing improvements demolished and the floor leveled to ¾” over 10 feet, non-cumulative for both Expansion Space A and Expansion Space B.

(viii) “Existing Premises” means, collectively, Existing Premises One and Existing Premises Two containing approximately 71,877 rentable square feet of total space.

(ix) “Existing Premises One” means, collectively, approximately 59,469 rentable square feet of space on the 20th, 21st and 22nd floor of the Building and known as “Suite 2100” in the Existing Lease.

(x) “Existing Premises Two” means, collectively, approximately 12,408 rentable square feet of space on the 19th floor of the Building, which Existing Premises Two are comprised of “Suite 1900” (formerly “Suite 1901”) (as defined in the First Amendment) and the “Light Court Spaces” (as defined in the First Amendment).

(xi) “Expansion Space A” means those certain premises known as Suite 200 on the 2nd floor of the Building consisting of approximately 30,255 rentable square feet and shown on the plan attached hereto as Exhibit A

(xii) “Expansion Space B” means those certain premises known as Suite 800 on the 8th floor of the Building consisting of approximately 26,335 rentable square feet and shown on the plan attached hereto as Exhibit B.

(xiii) “Expiration Date” means the date that is ten (10) years following the last day of the month in which Commencement Date A occurs.

(xiv) “Material Monetary Default” means an uncured monetary default under the Lease for non-payment of Base Rent in excess of $10,000.00.

(xv) “Outside Delivery Deadline B” means that date that is one hundred eighty (180) days following Delivery Deadline B.

Other terms not defined in the Lease and used herein shall have the definitions given to them in the body of this Amendment.

3. EXPANSION SPACE A.

(a) Lease of Expansion Space A.  Landlord leases to Tenant and Tenant leases from Landlord Expansion Space A.  Expansion Space A is leased to Tenant subject to all of the same terms and provisions as are contained in the Existing Lease, except as otherwise set forth herein.  Expansion Space A is leased for a lease term commencing on Commencement Date A.  The lease term for Expansion Space A shall expire on the Expiration Date, as may be extended pursuant to Section 14 of this Amendment.  From and after Commencement Date A through Commencement Date B, the term “Premises” as used and defined in the Lease, as amended hereby, shall be deemed to mean and refer to the Existing Premises and Expansion Space A, and shall be deemed to consist of 102,132 rentable square feet.

(b) Delivery of Expansion Space A.

(i) Lease with Cook County.  Landlord and The County of Cook (“Cook County”) are currently parties to a lease (“Cook County Lease”) whereby Cook County leases Expansion Space A from Landlord.  Landlord and Cook County have entered into an agreement that gives Landlord the right to terminate the Cook County Lease upon ninety (90) days’ notice to Cook County (the “Cook County Notice”).  Landlord agrees to provide the Cook County Notice to Cook County, within three (3) business days following the date that this Amendment is fully executed by Landlord and Tenant.

(ii) Delivery of Expansion Space A.  Landlord shall deliver possession of Expansion Space A to Tenant on or before Delivery Deadline A (being January 1, 2016) (but not earlier than November 1, 2015) in the Delivery Condition.

If Landlord fails to deliver possession of Expansion Space A to Tenant on or before Delivery Deadline A (being January 1, 2016) in the Delivery Condition, subject to day for day extension of Delivery Deadline A due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant shall be entitled to, as Tenant’s sole and exclusive remedy: (1)  one (1) day of additional abatement of Base Rent for each day beyond January 1, 2016 that Landlord fails to deliver possession of Expansion Space A to Tenant in the Delivery Condition and (2) the right to use up to 20,000 rentable square feet of other space in the Building (which 20,000 rentable square feet is inclusive of any space leased by Tenant pursuant to that certain Temporary Space Agreement of even date herewith), identified by Landlord in its sole discretion and kept available by Landlord for Tenant’s use pursuant to this Paragraph (which Tenant acknowledges may be multiple spaces and may not be contiguous and/or not on the same floor of the Building) (the “Temporary Space”), in its as-is condition, rent-free until Expansion Space A has been delivered to Tenant in the Delivery Condition and the Tenant’s Work on Expansion Space A has been substantially completed.  If Landlord makes the Temporary Space available to Tenant and Tenant fails to surrender such Temporary Space on or before Commencement Date A, Tenant shall pay Base Rent for such Temporary Space at the same rate of Base Rent per square foot as the Existing Premises from Commencement Date A until Tenant actually vacates the Temporary Space, and Landlord shall be entitled to all remedies under the Lease as if Tenant was a holdover Tenant in such Temporary Space from and after Commencement Date A.  To the extent that space is not available in the Building pursuant to item (2) of the preceding sentence, notwithstanding anything to the contrary herein, the abated Base Rent set forth in clause (1) of the preceding sentence shall be modified to be equal to: (i) two (2) days of additional abatement of Base Rent for each day beyond January 1, 2016 that Landlord fails to either deliver possession of Expansion Space A to Tenant in the Delivery Condition or make Temporary Space available for Tenant’s use; (ii) three (3) days of additional abatement of Base Rent for each day beyond March 1, 2016 that Landlord fails to either deliver possession of Expansion Space A to Tenant in the Delivery Condition or make Temporary Space available for Tenant’s use; and (iii) four (4) days of additional abatement of Base Rent for each day beyond May 1, 2016 that Landlord fails to either deliver possession of Expansion Space A to Tenant in the Delivery Condition or make Temporary Space available for Tenant’s use.  If as of January 1, 2016 Landlord has neither delivered possession of Expansion Space A to Tenant in the Delivery Condition nor made Temporary Space available for Tenant’s temporary use, then as of June 1, 2016, Tenant may terminate the Lease upon thirty (30) days prior written notice to Landlord; provided, however, if Landlord delivers possession of Expansion Space A to Tenant in the Delivery Condition prior to June 1, 2016, Tenant’s right to terminate the Lease pursuant to this sentence is void and of no effect.   This right to terminate will not affect Tenant’s other remedies pursuant to this Paragraph 3(b).

If Landlord delivers the Temporary Space but fails to deliver possession of Expansion Space A to Tenant in the Delivery Condition on or before March 1, 2016, subject to day for day extension of such delivery date due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to two (2) days of additional abatement of Base Rent for each day beyond March 1, 2016 that Landlord fails to deliver possession of Expansion Space A to Tenant in the Delivery Condition.

If Landlord delivers the Temporary Space but fails to deliver possession of Expansion Space A to Tenant in the Delivery Condition on or before May 1, 2016, subject to day for day extension of such delivery date due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to three (3) days of additional abatement of Base Rent for each day beyond May 1, 2016 that Landlord fails to deliver possession of Expansion Space A to Tenant in the Delivery Condition.

If Landlord delivers the Temporary Space but fails to deliver possession of Expansion Space A to Tenant on or before September 30, 2016, subject to day for day extension of such delivery date due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant may terminate the Lease upon thirty (30) days prior written notice to Landlord.  Tenant’s election not to terminate the lease will not affect Tenant’s ability to apply the abated Base Rent set forth in this Paragraph 3(b).

(c) Base Rent for Expansion Space A.  Commencing on Commencement Date A (subject to Paragraph 3(d) and Paragraph 6(d) below), Tenant shall pay Base Rent for Expansion Space A pursuant to the following schedule:

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
Commencement Date A – Month 12	$28.00	$847,140.00	$70,595.00
Months 13 – 24	$28.50	$862,267.50	$71,855.63
Months 25 – 36	$29.00	$877,395.00	$73,116.25
Months 37 – 48	$29.50	$892,522.50	$74,376.88
Months 49 – 60	$30.00	$907,650.00	$75,637.50
Months 61 – 72	$30.50	$922,777.50	$76,898.13
Months 73 – 84	$31.00	$937,905.00	$78,158.75
Months 85 – 96	$31.50	$953,032.50	$79,419.38
Months 97 – 108	$32.00	$968,160.00	$80,680.00
Months 109 – 120	$32.50	$983,287.50	$81,940.63

(d) Conditional Rent Abatement for Expansion Space A.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in Material Monetary Default, the Monthly Base Rent for Expansion Space A shall abate for the first nine (9) full calendar months following Commencement Date A (“Abated Rent A”); provided, however, that the amount of Abated Rent A otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which Expansion Space A is leased (without reference to any renewal option period) pursuant to this Lease shall be reinstated and, with respect to any previously abated Monthly Base Rent for Expansion Space A, shall become immediately due and payable upon the occurrence of a Material Monetary Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Notwithstanding the foregoing, Landlord shall be entitled to make a claim for the entire amount of Abated Rent A in any bankruptcy proceeding and shall not be limited to the proportion set forth in the preceding sentence.  Any obligation by Tenant to pay a portion of the Abated Rent A shall terminate on the Expiration Date, without reference to any renewal option period.

(e) Expansion Space A Common Expenses.  In addition to Base Rent, commencing on Commencement Date A, Tenant shall pay Tenant’s Prorata Share of Common Expenses for Expansion Space A pursuant to the terms of the Lease.  For purposes of this Paragraph, (i) the Base Year for Expansion Space A shall be 2016, and (ii) Tenant’s Prorata Share of the Building for Expansion Space A shall be 5.27%.

4. EXPANSION SPACE B.

(a) Lease of Expansion Space B.  Landlord leases to Tenant and Tenant leases from Landlord Expansion Space B.  Expansion Space B is leased to Tenant subject to all of the same terms and provisions as are contained in the Existing Lease, except as otherwise set forth herein.  Expansion Space B is leased for a lease term commencing on Commencement Date B.  The lease term for Expansion Space B shall expire on the Expiration Date, as may be extended pursuant to Section 14 of this Amendment.  From and after Commencement Date B, the term “Premises” as used and defined in the Existing Lease, as amended hereby, shall be deemed to mean and refer to the Existing Premises, Expansion Space A, and Expansion Space B, and shall be deemed to consist of 128,467 rentable square feet.

(b) Delivery of Expansion Space B.  Landlord shall deliver possession of Expansion Space B on or before Delivery Deadline B in the Delivery Condition.  If Landlord fails to deliver possession of Expansion Space B to Tenant on or before Delivery Deadline B in  the Delivery Condition, subject to day for day extension of Delivery Deadline B due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to one (1) day of additional abatement of Base Rent for each day beyond Delivery Deadline B that Landlord fails to deliver possession of Expansion Space B to Tenant in the Delivery Condition.  If Landlord fails to deliver possession of Expansion Space B to Tenant in the Delivery Condition on or before the date that is ninety (90) days following Delivery Deadline B, subject to day for day extension of Delivery Deadline B due to force majeure (including the inability to timely obtain permits) and delays caused by Tenant, Tenant shall be entitled, as Tenant’s sole and exclusive remedy, to two (2) days of additional abatement of Base Rent for each day beyond the date that is ninety (90) days following Delivery Deadline B that Landlord fails to deliver possession of Expansion Space B to Tenant in the Delivery Condition.  If Landlord fails to deliver possession of Expansion Space B to Tenant on or before Outside Delivery Deadline B in the Delivery Condition, subject to day for day extension of Outside Delivery Deadline B due to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, Tenant may, as Tenant’s sole and exclusive remedy, terminate the lease as to Expansion Space B upon thirty (30) days prior written notice to Landlord, provided, however that if Landlord delivers Expansion Space B to Tenant in the Delivery Condition prior to the date that is thirty (30) days following Tenant’s notice, Tenant’s termination of the lease as to Expansion Space B shall be void and of no further effect.

(c) Base Rent for Expansion Space B.  Commencing on Commencement Date B (subject to Paragraph 4(d) and Paragraph 6(d) below), Tenant shall pay Base Rent for Expansion Space B pursuant to the following schedule:

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
1/1/17 – 12 Months after Commencement Date A	$28.00	$737,380.00	$61,448.33
Months 13 – 24 after Commencement Date A	$28.50	$750,547.50	$62,545.63
Months 25 – 36 after Commencement Date A	$29.00	$763,715.00	$63,642.92
Months 37 – 48 after Commencement Date A	$29.50	$776,882.50	$64,740.21
Months 49 – 60 after Commencement Date A	$30.00	$790,050.00	$65,837.50
Months 61 – 72 after Commencement Date A	$30.50	$803,217.50	$66,934.79
Months 73 – 84 after Commencement Date A	$31.00	$816,385.00	$68,032.08
Months 85 – 96 after Commencement Date A	$31.50	$829,552.50	$69,129.38
Months 97 – 108 after Commencement Date A	$32.00	$842,720.00	$70,226.67
Months 109 – 120 after Commencement Date A	$32.50	$855,887.50	$71,323.96

The parties acknowledge that it is the intention of Landlord and Tenant that Base Rent shall increase for Expansion Space B on the same dates and at the same rates as Expansion Space A on each anniversary of Commencement Date A.  For purposes of clarity, promptly after Commencement Date B, the parties shall execute a Commencement Date Memorandum in substantially the form attached hereto as Exhibit D to clarify the Base Rent and dates for the Base Rent rates.

(d) Conditional Rent Abatement for Expansion Space B.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in Material Monetary Default, the Monthly Base Rent for Expansion Space B shall abate for the first eight (8) full calendar months following Commencement Date B (“Abated Rent B”); provided, however, that the amount of Abated Rent B otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which Expansion Space B is leased (without reference to any renewal option period) pursuant to this Lease shall be reinstated become immediately due and payable upon the occurrence of a Material Monetary Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Notwithstanding the foregoing, Landlord shall be entitled to make a claim for the entire amount of Abated Rent B in any bankruptcy proceeding and shall not be limited to the proportion set forth in the preceding sentence.  Any obligation by Tenant to pay a portion of the Abated Rent B shall terminate on the Expiration Date, without reference to any renewal option period.

(e) Expansion Space B Common Expenses.  In addition to Base Rent, commencing on Commencement Date B, Tenant shall pay Tenant’s Prorata Share of Common Expenses for Expansion Space B pursuant to the terms of the Lease.  For purposes of this Paragraph, (i) the Base Year for Expansion Space B shall be 2016, and (ii) Tenant’s Prorata Share of the Building for Expansion Space B shall be 4.58%.

5. EXTENSION OF TERM.  The Term of the Lease is hereby extended through the Expiration Date.  The Term for each of the Existing Premises, Expansion Space A, and Expansion Space B shall be coterminous so that the Lease for each such space shall terminate on the Expiration Date, unless earlier terminated in accordance with the terms of the Lease, as modified by this Amendment or extended pursuant to Paragraph 14 of this Amendment.

6. BASE RENT FOR EXISTING PREMISES.

(a) Base Rent Schedule.  Landlord and Tenant acknowledge that pursuant to Section 8 of the First Amendment, Tenant was permitted to operate in the Light Court Spaces at no rent whatsoever.  Effective as of March 1, 2016 (subject to Paragraphs 6(b), (c) and (d) below), (i) Section 8 of the First Amendment is deleted in its entirety, (ii) the Light Court Spaces shall be deemed to be part of the Existing Premises, and (iii) Tenant shall pay Base Rent for the entire Existing Premises (including the Light Court Spaces) pursuant to the following schedule:

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
3/1/16 – 2/28/17	$29.00	$2,084,433.00	$173,702.75
3/1/17 – 2/28/18	$29.50	$2,120,371.50	$176,697.63
3/1/18 – 2/28/19	$30.00	$2,156,310.00	$179,692.50
3/1/19 – 2/29/20	$30.50	$2,192,248.50	$182,687.38
3/1/20 – 2/28/21	$31.00	$2,228,187.00	$185,682.25
3/1/21 – 2/28/22	$31.50	$2,264,125.50	$188,677.13
3/1/22 – 2/28/23	$32.00	$2,300,064.00	$191,672.00
3/1/23 – 2/29/24	$32.50	$2,336,002.50	$194,666.88
3/1/24 – 2/28/25	$33.00	$2,371,941.00	$197,661.75
3/1/25 – 2/28/26	$33.50	$2,407,879.50	$200,656.63
3/1/26 – Expiration Date (if applicable)	$34.00	$2,443,818.00	$203,651.50

(b) Conditional Rent Abatement for Existing Premises One.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in Material Monetary Default, the Monthly Base Rent for Existing Premises One shall abate for the months of September 2017 through January 2018 in the amount of $146,194.60 per month (“Abated Rent One”); provided, however, that an amount of Abated Rent One otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which Existing Premises One  is leased after the effective date of this Amendment (without reference to any renewal option period) pursuant to this Lease shall be reinstated shall become immediately due and payable upon the occurrence of a Material Monetary Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Notwithstanding the foregoing, Landlord shall be entitled to make a claim for the entire amount of Abated Rent One in any bankruptcy proceeding and shall not be limited to the proportion set forth in the preceding sentence.

(c) Conditional Rent Abatement for Existing Premises Two.  Notwithstanding anything in this Amendment to the contrary, provided that Tenant is not then in Material Monetary Default, the Monthly Base Rent for Existing Premises Two shall abate for the months of March 2016 through September 2016 in the amount of $29,986.00 per month (“Abated Rent Two”); provided, however, that an amount of Abated Rent Two otherwise due and payable multiplied by a fraction the numerator of which is the number of months until the Expiration Date and the denominator of which is the total number of months pursuant to which  Existing Premises Two is leased after the date of this Amendment (without reference to any renewal option period) pursuant to this Lease shall be reinstated become immediately due and payable upon the occurrence of a Material Monetary Default by Tenant under the Lease beyond all applicable notice and cure periods, which reinstatement shall be as a result of the failure to satisfy a condition subsequent and shall not be deemed liquidated damages or a penalty.  Notwithstanding the foregoing, Landlord shall be entitled to make a claim for the entire amount of Abated Rent Two in any bankruptcy proceeding and shall not be limited to the proportion set forth in the preceding sentence.

(d) Premises Base Rent Reduction.  Notwithstanding anything in this Amendment to the contrary, commencing on Commencement Date A and continuing through the date that is the tenth (10th) anniversary of Commencement Date A, the Base Rent for the entire Premises shall be abated by $900,000.00 per annum for a total of $9,000,000.00 (the “Premises Base Rent Reduction”), which Premises Base Rent Reduction shall be applied toward each installment of Monthly Base Rent in the amount of $75,000.00.  Upon a sale or refinancing of the Building or the Land on which the Building is located, Landlord may, at its sole option, pay to Tenant the total amount of remaining Premises Base Rent Reduction as a lump sum payment (the “Remaining Base Rent Reduction Payment”) in which event, Tenant’s right to further Premises Base Rent Reduction as set forth in this paragraph shall be void and of no further effect.  Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of Landlord’s intention to make a Remaining Base Rent Reduction Payment.  The giving of such notice shall not obligate Landlord to make the Remaining Base Rent Reduction Payment, which shall be conditioned upon the closing of any such sale or refinancing of the Building or the Land on which the Building is located.  The amount of the Premises Base Rent Reduction Payment shall be calculated as of the date of such closing and actual payment to Tenant.  Any such Remaining Base Rent Reduction Payment shall be made at the closing of any such sale, or refinancing of the Building or the Land on which the Building is located and the Premises Base Rent Reduction shall terminate effective as of the monthly installment of Base Rent that is due as of, or immediately following, receipt by Tenant of the Remaining Base Rent Reduction Payment by wire transfer of immediately available funds.  Landlord’s providing of notice to Tenant does not obligate Landlord to make such payment.  As an example and not as a limitation, if Landlord sells the Building as of the sixtieth (60th) calendar month following Commencement Date A, such that Tenant would be entitled to 60 more months of Premises Base Rent Reduction, Landlord may pay Tenant the Remaining Base Rent Reduction Payment in the amount of $4,500,000.00 ($75,000 x 60) at the closing of such sale and thereafter Tenant will have no further right to application of the Premises Base Rent Reduction toward each installment of Monthly Base Rent.

7. COMMON EXPENSES.

(a) Existing Premises Prorata Share.  As previously acknowledged by Landlord and Tenant, Tenant’s operation in the Light Court Spaces prior to March 1, 2016 is at no rent whatsoever, including the obligation to pay Tenant’s Prorata Share of Common Expenses for the Light Court Spaces.  Effective as of March 1, 2016, Tenant shall pay Common Expenses for the entire Existing Premises and Tenant’s Prorata Share of the Building shall be 12.51%.

(b) Entire Premises Prorata Share.  For ease of administration, Landlord and Tenant agree that following Commencement Date B, Tenant’s Prorata Share of the Building for the Entire Premises (inclusive of the Existing Premises, Expansion Space A, and Expansion Space B) shall be 22.36%.

(c) Base Year.  Effective as of March 1, 2016, the Base Year set forth in Section 1(c) of the Lease is revised to be 2016.

8. LANDLORD’S WORK.

(a) Tenant Improvement Payment.  Tenant agrees to pay to Landlord the sum of $1,241,785.00 (the “Tenant Improvement Payment”), which amount is payment in full for the work to be performed by Landlord relating to Expansion Space A pursuant to this Section 8, Section 9(a), and Section 10 (collectively, the “Expansion Space A Landlord’s Work”).  Provided Landlord is not then in monetary default under the Lease in excess of $10,000 beyond all applicable notice and cure periods, Tenant shall pay the Tenant Improvement Payment to Landlord within ten (10) days following Landlord’s written request for all or a portion of the Tenant Improvement Payment.  The Tenant Improvement Payment shall be paid in installments as Expansion Space A Landlord’s Work is completed, upon delivery by Landlord to Tenant of (i) an owner’s sworn statement setting forth the names and addresses of the applicable contractors or materialmen, and (ii) a contractor’s statement for each contractor requesting payment setting forth (1) the amount of the contract, (2) the amount of work then completed, and (3) the amount then being requested for advance, which amount shall not be more than the amount of the work then completed minus a retainage of 10% of all hard costs relating thereto, until work by such contractor is finally complete, in which event the retainage shall be disbursed, and (iii) mechanic’s lien waivers for any contract over $50,000, which may be delivered on a trailing-30 day basis, except for the final waiver due upon the final advance (including the retainage) for such contractor.  Disbursements of Tenant Improvement Payments shall not be requested more frequently than once every 30 days.

(b) Elevators.  Landlord agrees to dedicate elevator car 9 in the Building to the Premises, as expanded by this Amendment (the “Dedicated Elevator”).  Tenant acknowledges that the Dedicated Elevator is currently a low-rise car and requires that Landlord change the current infrastructure to install operable doors, call buttons, and indicator lights/bells, and update the interior elevator cab panel of the Dedicated Elevator (the “Elevator Work”).  Tenant acknowledges that the Elevator Work is subject to permit and approval by the City of Chicago.  Promptly after the date of this Amendment, Landlord will submit any required applications for approval by the City of Chicago for the Elevator Work and will request the City of Chicago to expedite processing of said approvals, provided that such expedited processing shall not require Landlord to engage a permit expediter.  Within one hundred twenty (120) days following Landlord’s receipt of the City of Chicago approval for the Elevator Work, Landlord shall cause the Elevator Work to be completed, a Landlord’s sole cost and expense, subject to application of the Tenant Improvement Payment, in a good and workmanlike manner and in compliance with all applicable laws. Landlord will, at no additional expense to Tenant, other than payment of Additional Rent pursuant to Section 5 of the Existing Lease, maintain a service contract for the Dedicated Elevator throughout the Term.

(c) Restrooms.  Landlord shall, as soon as reasonably practicable after the Effective Date, remodel the four (4) existing restrooms located on the second (2nd) and eighth (8th) floors of the Building to Landlord’s new Building standard cosmetic design consistent with the finish design for the restrooms on the thirteenth (13th) floor of Building (the “Restroom Work”).  The Restroom Work shall be completed in a good and workmanlike manner, in compliance with all applicable laws. Tenant acknowledges and agrees that the Restroom Work shall not change the fixture count of the existing restrooms and is limited to updating finishes as provided herein.  The Restroom Work shall include (i) installing a new Building standard ceiling, (ii) installing Building standard lighting, (iii) painting the restrooms using Building standard paint, (iv) rehanging the partitions in the restrooms, and (v) honing the counter in each restroom.  Additionally, Landlord shall provide one ADA compliant unisex restroom on each of the second (2nd) and eighth (8th) floors.  If the Restroom Work described in this Paragraph is being performed at the time of the Tenant’s Work (as described in Exhibit C attached hereto), Landlord and Tenant agree to work together in good faith to coordinate the Restroom Work with the Tenant’s Work.

(d) Electricity.  Notwithstanding anything in the Lease to the contrary, Landlord shall cause to be available to Expansion Space A and Expansion Space B electricity with a capacity of seven (7) watts per rentable square foot of each such space.  Tenant acknowledges that the electricity for each of Expansion Space A and Expansion Space B is separately metered and Tenant shall pay the electricity provider directly for the cost of any electricity used by Tenant for Expansion Space A and Expansion Space B.

(e) Demolition Work. Landlord shall complete all Demolition Work in a good and workmanlike manner, at Landlord’s sole cost and expense, subject to application of the Tenant Improvement Payment.

9. HVAC.

(a) Expansion Space A.  Landlord shall, prior to Commencement Date A, subject to force majeure (including the inability to timely obtain permits after using commercially reasonable efforts, including timely application and payment of all fees) and delays to the extent caused by Tenant’s actions, install an 80-ton stand-alone HVAC unit with components inside and outside of the Building, with the capacity to provide heated air (with a separate gas furnace) and cooled air (with a cooling coil) completely separate of the base Building systems to serve Expansion Space A (the “Expansion Space A HVAC System”).  The Expansion Space A HVAC System shall be designed to provide an average of 1.2 CFM of air per square foot of Expansion Space A.  Landlord shall install and separately meter utilities for the Expansion Space A HVAC System at Landlord’s sole cost and expense, subject to application of the Tenant Improvement Payment; provided, however, that Tenant shall be responsible for all separately metered costs of utilities for the Expansion Space A HVAC System.  After installation of the Expansion Space A HVAC System, Landlord shall enter into a maintenance contract under commercially reasonable terms with a third-party vendor un affiliated with Landlord, at Tenant’s sole cost and expense, for such Expansion Space A HVAC System.  Tenant shall pay all costs of maintenance, repair and replacement of the Expansion Space A HVAC System, including, but not limited to all costs of the maintenance contract, to Landlord within thirty (30) days following Landlord’s demand, together with invoices and other evidence of the actual cost reasonably requested by Tenant.

(b) Expansion Space B.  Tenant shall, at Tenant’s cost purchase and install a stand-alone HVAC system for Tenant’s heating and cooling needs in Expansion Space B (the “Expansion Space B HVAC System”).  After installation of the Expansion Space B HVAC System, Landlord shall enter into a maintenance contract, at Tenant’s sole cost and expense, for such Expansion Space B HVAC System   Tenant shall pay all costs of maintenance, repair and replacement of the Expansion Space B HVAC System, including, but not limited to all costs of the maintenance contract.

10. ASBESTOS.  The last sentence of Section 30(d) of the Existing Lease is deleted and replaced with the following:

“Except as otherwise provided in the previous two (2) sentences, Landlord shall be responsible for encapsulating and/or remediating, prior to the Commencement Date A or the Commencement Date B (as applicable) in accordance with applicable Environmental Laws any ACM encountered by Landlord in the performance of Landlord’s construction activities.”

11. INTENTIONALLY OMITTED.

12. CONDITION OF PREMISES.  Except as expressly set forth in this Amendment, including the Demolition Work, Tenant accepts the Existing Premises, Expansion Space A, and Expansion Space B without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs, or improvements to such space.  Tenant shall perform any desired improvements to the Existing Premises, Expansion Space A, and Expansion Space B in accordance with Exhibit C attached hereto.

13. RESTORATION.  Notwithstanding anything contained in Section 23 of the Existing Lease to the contrary, for any improvements to the Premises (including the Tenant’s Work (as defined in Exhibit C), but not including any work performed by Landlord pursuant to this Amendment or any HVAC work performed in Expansion Space A or Expansion Space B pursuant to this Amendment) completed after the date of this Amendment, Landlord shall have the right to provide notice to Tenant within thirty (30) days after Landlord approval of Tenant’s plans for such alterations, that Tenant will be required to remove specific, extraordinary alterations at the expiration or earlier termination of the Term.

14. RENEWAL OPTION.  Section 34 of the Existing Lease (Renewal Option) is deleted in its entirety.  Tenant shall have the option (the “Renewal Option”) to extend the Term for all of the then leased Premises for one (1) additional period of five (5) years (the “Renewal Term”).  Tenant’s Renewal Option shall be subject to satisfaction of all of the following conditions precedent:

(a) Exercise of Renewal Option.  Tenant must exercise the Renewal Option for the Renewal Term, if at all, by written notice to Landlord delivered at least fifteen (15) months, but not more than eighteen (18) months, prior to the Expiration Date of the original Term, time being of the essence.

(b) Conditions to Exercise of Renewal Option.  As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise such Renewal Option to Landlord, Tenant shall not be in Material Monetary Default and Tenant shall not have assigned the Lease or sublet the Premises to any party, other than in the case of a Permitted Transfer.

(c) Terms and Conditions of Renewal Term.  The Renewal Term shall be on the same terms and conditions contained in the Lease, except that the Base Rent for the Renewal Term shall be the Market Rent.

(d) No Further Options to Extend.  Except as set forth in this Paragraph, there shall be no further options to extend the Term. Upon the valid exercise of the Renewal Option, the term “Expiration Date” shall be deemed to be amended to mean the expiration date of the Lease as extended pursuant to this Paragraph 14, provided that nothing contained in this Paragraph 14 or any other provision of this Lease shall be deemed to extend the period for repayment on default of Abated Rent A or Abated Rent B as provided in Paragraphs 3 and 4 of this Amendment.

15. MARKET RENT.  For purposes of this Amendment, “Market Rent” shall mean the rent, taking into account market conditions for renewal tenants of comparable size and creditworthiness, for projects comparable to the Building located in the Central Loop.  For purposes hereof, the "Central Loop" shall mean the area located in Chicago, Illinois, with a southern border of Jackson Street, a western border of Wacker Drive a northern border of Lake Street and an eastern border of Dearborn Street. No less than nineteen (19) months prior to the Expiration Date, upon written request of Tenant for a determination of the Market Rent, Landlord and Tenant shall agree upon the Market Rent to be applicable during the Renewal Option period. If Landlord and Tenant are unable to mutually agree on the Market Rent prior the date that is 18 months prior to the Expiration Date, then the Market Rent shall be independently determined by two (2) disinterested real estate appraisers, one (1) of whom shall be named by Landlord and one (1) by Tenant.  Said appraisers shall each be practicing appraisers in the Central Loop specializing in the field of commercial real estate, having no less than ten (10) years experience in such field, recognized as ethical and reputable within their field, and certified as MAI or an equivalent professional certification if MAI no longer exists.  Landlord and Tenant agree to make their appointments no later than 17 months plus two weeks prior to the Expiration Date; provided that if the appraisers are unable to determine Market Rent on or before the date that is 17 months prior to the Expiration Date through no fault of Tenant, Tenant’s period for exercising the Renewal Option shall be extended on a day for day basis for each day of delay.  Within ten (10) days after both such appraisers have been appointed, each appraiser shall submit his or her determination of said Market Rent.  The Market Rent shall be the average of the two (2) determinations; provided, however, that if the determinations of the two appraisers are not within five percent (5%) of each other, then the two (2) appraisers shall select a third appraiser with the qualifications described above within five (5) days after submitting their determinations of the fair market rent.  Within ten (10) days after the third appraiser is selected, such appraiser shall submit his or her determination of said Market Rent.  In such event, the Market Rent shall be the average of the third appraiser’s determination and the determination of the other two (2) appraisers which is closest to the third appraiser’s determination.  In arriving at their individual rate determinations, each appraiser shall consider and analyze all the components of the Lease and apply them to current market factors.  Landlord and Tenant shall pay the fee of the appraiser selected by it and if a third appraiser is used, they shall equally share the payment of the fee of the third appraiser.  Notwithstanding the foregoing, Landlord and Tenant may at any time after appointing the appraisers, agree upon the Market Rent payable and such mutual agreement shall supersede the appraisers’ determinations. If Tenant does not exercise the Renewal Option, the cost of all appraisers shall be paid by Tenant.

16. EXPANSION OPTIONS.  Section 35 of the Existing Lease (Fixed Expansion Option) is deleted in its entirety.  Tenant acknowledges that except as set forth in this Amendment, Tenant has no further options to expand the Premises.

(a) First Expansion Option.  Provided Tenant is not in Material Monetary Default, Tenant shall have the option (“First Expansion Option”) exercised by written notice to Landlord prior to September 1, 2017, to lease at least 10,000 rentable square feet in the Building at a location designated by Landlord (“First Expansion Space”) for a term commencing on September 1, 2018 and expiring on the Expiration Date.  No earlier than June 1, 2017 and no later than August 1, 2017, Landlord shall deliver to Tenant a schedule of then-available space in the Building, including the location and square footage of the premises that Landlord determines may constitute the First Expansion Space.  Tenant shall have the right to exercise the First Expansion Option with respect to all or a part of the space identified in Landlord’s notice, but in no event shall Tenant exercise the First Expansion Option with respect to less than 10,000 rentable square feet in the Building.  If Tenant exercises the First Expansion Option pursuant to this Paragraph, then the First Expansion Space shall be leased to Tenant by Landlord pursuant to all terms and conditions of the Existing Lease, except that (i) Tenant's Prorata Share of the Building shall be appropriately adjusted pro-rata to reflect the increased Premises; (ii) Landlord and Tenant shall enter into an amendment within ten (10) days following receipt of Tenant’s election to lease the First Expansion Space (or such longer period as the parties are diligently pursuing the same to completion) to amend the Lease to incorporate First Expansion Space; (iii) Landlord shall deliver possession of the First Expansion Space to Tenant on or before June 1, 2018 for construction of improvements by Tenant, which improvements shall be subject to Landlord’s reasonable approval; (iv) the Base Rent shall be at the same per square foot rate then payable for Expansion Space A.  Tenant shall also receive a prorated portion of free rent which was applicable to Expansion Space A based upon the length of term for the First Expansion Space in relation to the total Term for the then existing Premises.  Tenant shall also receive a prorated tenant improvement allowance for the First Expansion Space based on a $60 per square foot allowance for an original ten (10) year term prorated for the length of term for the First Expansion Space in relation to the total Term for the then existing Premises.  As an example and not as a limitation, if Commencement Date A is April 1, 2016 and the commencement date for the lease of the First Expansion Space is September 1, 2018, Tenant shall receive six (6) months, twenty-five (25) days of free rent following the commencement date for the First Expansion Space [9 months in original term x (91 months of remaining term / 120 months of term for Expansion Space A)] and a tenant improvement allowance of $45.50 per square foot of the First Expansion Space [$60 psf allowance x (91 months of remaining term / 120 months of original term)].  For purposes of clarity, Tenant shall not be entitled to any additional Premises Base Rent Reduction with respect to the First Expansion Space.  Time is of the essence in Tenant’s exercise if the First Expansion Option and if Tenant fails to provide notice of its exercise of the First Expansion Option prior to September 1, 2017, the First Expansion shall forever be void and of no further effect.  Tenant agrees that the foregoing First Expansion Option is personal to the Tenant and is non-transferable to any other party except for a Permitted Transferee.  Except as set forth herein, Tenant agrees to accept the First Expansion Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord.  Tenant acknowledges that nothing contained herein shall be deemed to limit Landlord’s right to substitute alternative First Expansion Space at any time before September 1, 2017.

(b) Second Expansion Option.  Provided Tenant is not in Material Monetary Default, in addition to the right granted pursuant to Section 16(a) and not in lieu thereof or contingent upon the exercise thereof, Tenant shall have the option (“Second Expansion Option”) exercised by written notice to Landlord prior to September 1, 2019, to lease at least 10,000 rentable square feet in the Building at a location designated by Landlord (“Second Expansion Space”) for a term commencing on September 1, 2020 and expiring on the Expiration Date.  No earlier than June 1, 2018 and no later than August 1, 2018, Landlord shall deliver to Tenant a schedule of then-available space in the Building, including the location and square footage of the premises that Landlord determines may constitute the Second Expansion Space.  If Tenant exercises the Second Expansion Option pursuant to this Section, then the Second Expansion Space shall be leased to Tenant by Landlord pursuant to all terms and conditions of the Existing Lease, except that (i) Tenant's Prorata Share of the Building shall be appropriately adjusted pro-rata to reflect the increased Premises; (ii) Landlord and Tenant shall enter into an amendment within ten (10) days following receipt of Tenant’s election to lease the Second Expansion Space (or such longer period as the parties are diligently pursuing the same to completion) to amend the Existing Lease to incorporate Second Expansion Space; (iii) Landlord shall deliver possession of the Second Expansion Space to Tenant on or before June 1, 2020 for construction of improvements by Tenant, which improvements shall be subject to Landlord’s reasonable approval; (iv) the Base Rent shall be at the same per square foot rate then payable for Expansion Space A.  Tenant shall also receive a prorated portion of free rent which was applicable to Expansion Space A based upon the length of term for the Second Expansion Space in relation to the total Term for the then existing Premises.  Tenant shall also receive a prorated tenant improvement allowance for the Second Expansion Space based on a $60 per square foot allowance for an original ten (10) year term prorated for the length of term for the Second Expansion Space in relation to the total Term for the then existing Premises.  As an example and not as a limitation, if Commencement Date A is April 1, 2016 and the commencement date for the lease of the Second Expansion Space is September 1, 2020, Tenant shall receive five (5) months, one (1) day of free rent following the commencement date for the Second Expansion Space [9 months in original term x (67 months of remaining term / 120 months of term for Expansion Space A)] and a tenant improvement allowance of $33.50 per square foot of the Second Expansion Space [$60 psf allowance x (67 months of remaining term / 120 months of original term)].  For purposes of clarity, Tenant shall not be entitled to any additional Premises Base Rent Reduction with respect to the Second Expansion Space.  Time is of the essence in Tenant’s exercise if the Second Expansion Option and if Tenant fails to provide notice of its exercise of the Second Expansion Option prior to September 1, 2019, the First Expansion shall forever be void and of no further effect.  Tenant agrees that the foregoing Second Expansion Option is personal to the Tenant and is non-transferable to any other party except for a Permitted Transferee.  Except as set forth herein, Tenant agrees to accept the Second Expansion Space in its “AS IS” condition, in the then current physical state and condition thereof.    Tenant acknowledges that nothing contained herein shall be deemed to limit Landlord’s right to substitute alternative Second Expansion Space at any time before September 1, 2019.

(c) Impact of Exercising ROFO on Expansion Options.  Tenant acknowledges that Landlord has currently identified 10,000 rentable square feet on the 15th floor, as depicted on Exhibit F-1 attached hereto, that Landlord intends to be the First Expansion Space and 10,000 rentable square feet on the 19th floor, as depicted on Exhibit F-2 attached hereto, that Landlord intends to be the Second Expansion Space.  Landlord may, from time to time, in its sole and absolute discretion, identify alternative First Expansion Space and Second Expansion Space by written notice to Tenant.  Notwithstanding the foregoing, if Tenant leases space pursuant to the ROFO set forth below that Landlord has identified as the First Expansion Space or Second Expansion Space and Tenant’s lease of such space makes Landlord unable to provide the previously identified First Expansion Space or Second Expansion Space, as applicable,  for the purposes of Tenant’s First Expansion Option and/or Second Expansion Option, then the time periods set forth in the foregoing subparagraphs (a) and (b) shall be extended until Landlord next has at least 10,000 rentable square feet available in the Building for use as Tenant’s First Expansion Option or Second Expansion Option, as applicable.  Tenant acknowledges that the First Expansion Option and Second Expansion Option are not waived as a result of Tenant’s exercise of the ROFO, but are delayed so that Tenant’s exercise of the ROFO does not cause Landlord to breach its obligation to offer the First Expansion Space or Second Expansion Space, as applicable, to Tenant pursuant to this Section.  As an example, and not as a limitation, if Landlord is required to give Tenant a ROFO Availability Notice for 2,500 rentable square feet on the 19th floor and Tenant elects to lease such 2,500 rentable square feet and as a result Landlord is no longer able to offer 10,000 rentable square feet on the 19th floor that Landlord has previously identified as the Second Expansion Space, the time period in subparagraph (b) shall be extended until Landlord next has 10,000 rentable square feet available in the Building for lease since Landlord’s inability to be able to offer such Second Expansion Space would be a direct result of Tenant’s election to lease the 2,500 rentable square feet pursuant to the ROFO as set forth in this sentence.

17. RIGHT OF FIRST OFFER.  Section 37 of the Existing Lease (Right of First Offer) and Section 6 of the First Amendment (Right of First Offer) are deleted in their entirety.

(a) The ROFO.  Commencing on Commencement Date A, if any space on 3rd, 7th, 9th, 17th or 19th floors of the Building greater than 1,000 contiguous rentable square feet becomes available to lease, Landlord shall provide written notice of such availability to Tenant (“ROFO Availability Notice”) within thirty (30) days of Landlord’s receipt of written notice of such availability, and Tenant shall have a one-time right of first offer (the “ROFO”) to expand into such space (the “ROFO Space”) on the then-existing terms of the Lease, except as otherwise provided in this Section.  The ROFO Availability Notice shall include (A) the rate of Monthly Base Rent applicable to such ROFO Space (including the Landlord’s good faith determination of Market Rent), (B) the date upon which such ROFO Space shall be vacated by the existing tenant, and (C) the other terms and conditions on which the ROFO Space may be leased by Tenant.  Tenant shall then have five (5) business days from receipt of the ROFO Availability Notice to notify Landlord of Tenant's election to lease all of the ROFO Space set forth in the ROFO Availability Notice.

(b) Failure to Respond to ROFO Notice.  If Tenant fails within five (5) business days of the date of receipt of the ROFO Availability Notice to notify Landlord of Tenant's election to lease the ROFO Space, the rights of Tenant in such ROFO Space shall automatically expire.

(c) Positive Response to ROFO Notice.  If Tenant notifies Landlord within such five (5) business day period of Tenant's election to lease the ROFO Space under this Section, then such ROFO Space shall be leased to Tenant by Landlord pursuant to all terms and conditions of the Lease, except that (i) Tenant's Prorata Share of the Building shall be appropriately adjusted to reflect the increased Premises; (ii) Landlord and Tenant shall enter into an amendment within ten (10) days following receipt of Tenant’s election to lease the ROFO Space (or such longer period as the parties are diligently pursuing the same to completion) to amend the Lease to incorporate the ROFO Space; (iii) Monthly Base Rent for the ROFO Space shall be Market Rent; and (4) if fewer than three (3) years remain in the Term at the time of Tenant’s election to lease the ROFO Space, the Expiration Date shall be automatically extended until the date that is three (3) years after lease commencement for the ROFO Space and the Term shall be extended accordingly.  If the Term is extended pursuant to the preceding sentence, then notwithstanding anything to the contrary in the Lease (including Section 1(c)), the Monthly Base Rent for the existing Premises during such extended period (i.e. not the period of time that was already part of the Term prior to such three (3) year extension) shall be Market Rent.  Landlord and Tenant shall promptly execute an amendment to the Lease and any other documents as either party may reasonably request to memorialize the effects of Tenant's exercise of the ROFO and the resulting modifications to the Lease.  Rent for the space taken under the ROFO shall commence on the date that the ROFO space is delivered to Tenant.

(d) Condition of ROFO Space.  Except as otherwise provided in the ROFO Availability Notice or determined as part of the Market Rent determination, Tenant agrees to accept the ROFO Space in its “AS IS” condition, in the then current physical state and condition thereof, without any representation or warranty by Landlord, except as expressly set forth in the Lease.

(e) ROFO Personal to Tenant.  Tenant agrees that the foregoing ROFO is personal to the Tenant and is non-transferable to any other party other than a Permitted Transferee.

(f) Conditions Under Which the ROFO Shall be Null and Void.

(i) Default.  Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to exercise the ROFO if, as of the date of Tenant’s exercise of the ROFO, there is a Material Monetary Default.

(ii) Tenant’s ROFO is subject to Landlord’s right to renew, extend or otherwise amend the lease of any existing tenant of the ROFO Space and is subject to any existing rights of first offer, rights of first refusal, or rights of expansion existing as of the date of this Amendment of any other tenants of the Building.

(g) List of Available ROFO Space.  Landlord shall, promptly after full execution of this Amendment, provide to Tenant a list of the then currently available space on the 3rd, 7th, 9th, 17th and 19th floors of the Building.  Any space included in Landlord’s list to Tenant shall not require any ROFO Availability Notice prior to Landlord’s leasing such space to third party tenants.  Notwithstanding the foregoing, if Landlord leases the space identified pursuant to this subparagraph to one or more third party tenants, Tenant shall have a one-time ROFO pursuant to this Section on such space the first time such space becomes available to lease thereafter.

18. TERMINATION OPTION.  Provided that Tenant is not in Material Monetary Default, Tenant shall have the one-time right to terminate the Lease (the “Early Termination Option”) effective as of the eighty-fourth (84th) month following the end of Tenant’s rent abatement period for Expansion Premises A (“Early Termination Date”) by providing Landlord with at least fifteen (15) months, but no more than eighteen (18) months, prior written notice (the “Early Termination Notice”), along with payment of a “Termination Fee” as follows:

(a) Termination fee if Landlord has not made the Remaining Base Rent Reduction Payment.  If Landlord has not made the Remaining Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to $2,660,688.22.

(b) Termination fee if Landlord has made the Remaining Base Rent Reduction Payment.  If Landlord has made the Remaining Base Rent Reduction Payment as of the date of the Early Termination Notice, the Termination Fee shall be equal to the sum of (A) $2,660,688.22, plus (B) the unamortized Remaining Base Rent Reduction Payment made by Landlord, amortized on a straight-line basis over the period commencing on the date that Landlord made the Remaining Base Rent Reduction Payment to Tenant and ending on the Early Termination Date at an interest rate of eight percent (8%) per annum.

If Tenant intends to exercise the Early Termination Option, Tenant shall notify Landlord in writing and Landlord and Tenant shall work together in good faith to document the Early Termination Fee by completing and signing the certificate attached hereto as Exhibit D.  Tenant shall pay fifty percent (50%) of the Termination Fee at the time that Tenant provides the Early Termination Notice and fifty percent (50%) of the Termination Fee on or before the Early Termination Date.  Tenant agrees that time is of the essence with respect to Tenant’s payment of the Termination Fee and the giving of the Early Termination Notice and that the foregoing termination right is personal to the Tenant and is non-transferable to any other party other than a Permitted Transferee.  If Tenant fails to deliver the Early Termination Notice to Landlord or pay the Termination Fee within the time periods prescribed by this Section, then Tenant shall be deemed to have irrevocably waived the termination option and the termination option shall be null and void.  If Tenant does not exercise the Early Termination Option pursuant to this Section, the Monthly Base Rent and Additional Rent for the entire Premises shall abate for the 73rd through 76th full calendar months following the end of Tenant’s rent abatement period for Expansion Premises A.  If Tenant timely exercises the Early Termination Option and timely pays the Termination Fee, the Lease shall terminate on the Early Termination Date, and neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Early Termination Date, except for Tenant’s obligation to surrender the Premises in accordance with the terms of the Lease, and those liabilities of Landlord or Tenant which, by the provisions of the Lease, expressly survive the termination of the Term of the Lease.

19. TENANT IDENTITY AND SIGNAGE.  Landlord shall make available to Tenant, at Tenant’s sole cost and expense, and subject to applicable laws and municipal approval and Landlord’s review and approval of location, size, and design, Tenant signage and branding in the following locations (collectively, the “Tenant’s Expanded Signage”):

(a) Building atrium (provided, however, that if Landlord elects to renovate the Building atrium, Landlord may remove Tenant’s atrium signage and provide exposure for Tenant’s relocated signage near the Clark Street entrance substantially similar to the Washington Street entrance as long as Landlord does not agree to atrium signage for other tenants in the Building after its renovation);

(b) Building media wall (usage and content), subject to Tenant’s obligation to pay for maintenance and programming costs as a result of such usage and content;

(c) Interior of the Dedicated Elevator cab;

(d) Exterior flag on the Washington Street side of the Building (substantially similar in size and configuration to the existing flag for Flashpoint); and

(e) Exclusive rights to exterior signage on the top of the Building, including the areas on and around the Building rooftop, crown, and bulkheads.

If at any point during the Term, Tenant is not leasing at least 100,000 rentable square feet in the Building, Tenant shall no longer have the right to the Tenant’s Expanded Signage; provided that nothing in this Paragraph 19 shall be deemed to limit or impair Tenant’s rights to signage in the Building, other than the expanded signage rights granted in this Paragraph 19.  Tenant’s Expanded Signage right is personal to Tenant and shall not be assigned to any other party.  At the expiration or earlier termination of the Term, or in the event that Tenant is not leasing at least 100,000 rentable square feet in the Building, Tenant shall remove all of the Tenant’s Expanded Signage at Tenant’s sole cost and expense and shall restore the Building to the condition existing prior to the installation of Tenant’s Expanded Signage, subject to normal wear and tear.

20. LETTER OF CREDIT.  Notwithstanding anything contained in Section 25 of the Lease to the contrary, Landlord and Tenant acknowledge that Landlord is holding a letter of credit from Tenant in the amount of $200,000.00 to secure Tenant’s performance under the terms of the Lease, which letter of credit shall remain in effect for the remainder of the Term and not be further reduced as previously set forth in Section 25 of the Lease.  Tenant shall have no further obligation or liability to provide an additional security deposit, letter of credit or other collateral to Landlord to secure Tenant’s performance under the terms of the Lease. If Landlord draws upon such letter of credit, the proceeds thereof shall be used to pay any obligation or liability of Tenant then due and payable and Tenant shall provide Landlord with a substitute letter of credit in the amount so drawn.

21. SUBORDINATION & NON DISTURBANCE.  Notwithstanding anything contained in Section 17(d) of the Existing Lease to the contrary and at Landlord’s cost, Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant a subordination, non-disturbance and attornment agreement in a commercially reasonable recordable form from all future mortgagees, holders of a deed of trust, ground lessors, or any other holder of a superior interest in the Building or the Land.  Landlord shall also use commercially reasonable efforts provide to Tenant a subordination, non-disturbance and attornment agreement to Landlord from the current mortgagee in form and substance acceptable to said mortgagee and Tenant.

22. RIGHT TO SHOW PREMISES TO PROSPECTIVE TENANTS.  Notwithstanding anything contained in Section 13 of the Existing Lease to the contrary, Landlord shall have the right to show the Premises to prospective tenants during the last twelve (12) months of the Term (including any extension thereof) upon twenty (24) hours prior notice to Tenant.

23. BROKERS OR FINDERS.  Tenant represents and warrants to Landlord that except for Bradford Allen Realty Services (“Bradford”), it has engaged no broker or finder and that no claims for brokerage commissions or finders’ fees arising from any act of Tenant will arise in connection with the execution of this Amendment.  Landlord represents and warrants to Tenant that except for Jones Lang LaSalle (“JLL” and together with Bradford, the “Broker”), it has engaged no broker or finder and that no claims for brokerage commissions or finders’ fees arising from any act of Landlord will arise in connection with the execution of this Amendment.  Tenant shall indemnify, defend and hold harmless Landlord from and against any liabilities and claims for commissions and fees arising out of a breach of the foregoing representation and warranty made by Tenant.  Landlord shall pay any commissions owing to Bradford and to JLL pursuant to one or more separate written agreements and Landlord shall indemnify, defend and hold harmless Tenant from and against any liabilities and claims for commissions and fees arising out of a breach of the foregoing representation, warranty and covenant made by Landlord.  Each party shall pay to the applicable Broker contributions toward the commissions owing to such Broker, on or before the dates set forth in the chart below and each party shall provide evidence to the other that the fees have been paid to Bradford and JLL as required hereunder.

	Within 30 days of signing 2nd Amendment	Within 30 days of Commencement Date A	Within 30 days of Commencement Date B	Totals
Landlord pays to Bradford	$1,324,882.03	$	$	$1,324,882.03
Landlord pays to JLL	$369,282.81	$171,262.16	$	$540,544.97
Total Landlord payments	$1,694,164.84	$171,262.16	$	$1,865,427.00

Tenant pays to Bradford	$	$	$152,249.22	$152,249.22
Tenant pays to JLL	$	$121,896.04	$76,124.61	$198,020.65
Total Tenant payments	$	$121,896.04	$228,373.83	$350,269.87

Total Payments	$1,694,164.84	$293,158.20	$228,373.83	$2,215,696.87

24. BINDING EFFECT.  The Existing Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and permitted assigns.

25. PERMITTED TRANSFERS.  Section 16(d) of the Existing Lease is hereby deleted in its entirety and the following is substituted therefor:

“(d) Permitted Transfers.  Notwithstanding Section 16(a), Tenant may assign all or part of its interest in this Lease or sublease all or part of the Premises without the consent of Landlord (each such event, a "Permitted Transfer", each such assignee, successor or subtenant, a "Permitted Transferee"): (1) to any of the following entities: any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged, reorganized or consolidated in accordance with applicable statutory provisions governing merger, reorganization and consolidation of business entities, or (2) in connection with the sale of all or substantially all of its assets, or (3) in connection with the sale of all or substantially all of the capital stock of Tenant, or (4) the sublease or all or any  portion of the Premises to an Affiliate of Tenant, long as: (i) in the event of Permitted Transfer pursuant to subsections (1), (2) or (3), Tenant's obligations hereunder are assumed by such assignee or  the entity surviving such merger, reorganization or created by such consolidation; and (ii) in the event of a Permitted Transfer pursuant to subsection (1), the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date of Commencement of the Lease. Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. In the event of a Permitted Transfer pursuant to subsections (1), (2) or (3), the Permitted Transferee shall expressly assume in writing obligations of Tenant hereunder and shall comply with all of the conditions of this Lease. In all events, the use of the Premises by the Permitted Transferee may not violate any other agreement to which Tenant is a party affecting the Premises, the Building, Landlord or other tenants of the Building. No later than ten (10) business days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with: (x) copies of the instrument effecting the Permitted Transfer, (y) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Permitted Transfer, and (z) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. In the event that Tenant desires to effect a Permitted Transfer, however the Tangible Net Worth requirement is not met, Landlord agrees to be reasonable and discuss in good faith with Tenant the possibility of achieving Tenant net worth equivalent and creditworthiness acceptable to Landlord via alternative means of credit enhancement, such as an additional letter of credit. Any subsequent assignment or sublease by a Permitted Transferee shall be subject to the terms of this Article 16.”

26. SUBMISSION.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not constitute a reservation of or option for the Premises or in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant to lease the Additional Space on the terms and conditions herein contained.

27. CONFIDENTIALITY.  Landlord and Tenant acknowledge and agree that the terms of this Amendment and the Existing Lease are confidential and constitute proprietary information of Landlord and Tenant.  Disclosure of the terms could adversely affect the ability of the parties to negotiate other leases and impair the parties’ relationship with other tenants.  Accordingly, except as provided in this Section 27, the parties agree that they shall not intentionally and voluntarily disclose the terms and conditions of this Amendment or the Lease to any other tenant or apparent prospective tenant of the Building, either directly or indirectly, without the prior written consent of the other party; provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease, to its accountants, attorneys and other professional advisers and as required by applicable law.  Landlord acknowledges that Tenant is a publically traded company and is required to disclose the terms of material contracts, including the terms of this Lease, in accordance with applicable law.  Landlord may disclose the terms to prospective lenders and entities interested in purchasing the Building from Landlord.  In addition, except as required by law, neither party shall make a press release or other public announcement with respect to this Lease, without the prior written consent of the other party.

[Signatures are on the following page]

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:			TENANT:

BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company			GRUBHUB HOLDINGS, INC., a Delaware corporation

By:	111 West Washington Holdings, LLC, a Delaware limited liability company, its Sole Member		By:	/s/ Adam DeWitt
			Name:	Adam DeWitt
			Title:	CFO
	By:	/s/ Richard R. Previdi
	Name:	Richard R. Previdi
	Title:	President & CEO

EXHIBIT A

EXPANSION SPACE A

A-1

EXHIBIT B

EXPANSION SPACE B

ALLEY
CLARK STREET
33 N LASALLE
WASHINGTON STREET

CLARK STREET
WASHINGTON STREET
N

EXHIBIT B

111 W. Washington

8th Floor - 26,335 RSF

B-1

EXHIBIT C

CONSTRUCTION ADDENDUM

Tenant’s Work:

1.	Premises As-Is. Except as expressly set forth in this Amendment, Tenant accepts the Premises, as expanded by this Amendment, from Landlord in an “as-is” condition.
2.

Tenant Improvements.  Any work to make the Premises ready for Tenant's use is to be performed by Tenant at its expense (hereinafter referred to as “Tenant's Work”).  Tenant's Work shall include, without limitation, all items required to fully equip the Premises with all trade fixtures, security systems and monitoring, lighting fixtures, furniture, furnishings, fixtures, signs, any special equipment and other items of construction and personal property necessary for the completion of the Premises and the proper operation of Tenant's business.  All such items installed by Tenant shall be new or in like-new condition.  All entry into the Premises and work done by Tenant shall be at Tenant's risk, subject to Landlord’s duty to maintain the Building and building systems as required pursuant to this Lease.   All Tenant's Work shall be subject to Landlord's prior written approval to which shall not be unreasonably withheld, conditioned or delayed, and shall be performed in accordance with good construction practices, all applicable laws, insurance requirements, Landlord's reasonable rules and regulations uniformly applied and the terms of the Lease.  Further, except in the event of Landlord’s willful misconduct or gross negligence, Landlord shall have no responsibility or liability for any loss or damage to any property belonging to Tenant.  Tenant shall reimburse Landlord, within fifteen (15) days after demand, for the actual third-party costs incurred by Landlord associated with review of Tenant’s plans for Tenant’s Work.  For purposes hereof, “hard costs” exclude furniture, fixtures and equipment installed by Tenant, general conditions payable under the construction contract, fees paid to the general contractor and all other items of expense generally deemed to be soft costs in the construction industry.  Prior to the commencement of any of the Tenant’s Work, Tenant shall provide to Landlord all applicable permits, a schedule for the Tenant’s Work, a budget for the Tenant’s Work, a subcontractor list (subject to the requirements of Section 4), and certificates of insurance for commercial general liability insurance as required by the Lease from all contractors and subcontractors performing the Tenant’s Work naming Landlord as an additional insured.  Landlord shall not charge any construction supervision or plan review fees related to the Tenant’s Work.

3.

Approval of Plans and Specifications.  Landlord shall have the right to approve the plans and specifications for Tenant’s Work, which shall not be unreasonably withheld, delayed or conditioned; provided that it shall not be unreasonable for Landlord to withhold consent to Tenant’s Work which (a) would adversely affect any of the Building systems, as determined by Advance Consulting Group International (who’s opinion shall be dispositive), (b) would affect the structure of the Building, or (c) would not comply with all applicable laws.  Landlord shall respond to all requests for approval of Tenant’s plans for the Tenant’s Work within ten (10) business days after Landlord’s receipt of such request.  Landlord shall reasonably cooperate with Tenant, at Tenant’s cost with Tenant’s efforts to obtain any required governmental permits, license, authorizations and sign-offs required in connection with Tenant’s Work.

4.

Approval of Architects and Contractors.  Tenant may designate the architect to design Tenant’s improvements to the Premises (including Expansion Space A, Expansion Space B, and the Existing Premises), subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall use only union, licensed, bonded and insured contractors approved in writing by Landlord.  Tenant shall utilize a MEP contractor from the list of approved MEP contractors provided by Landlord to Tenant.  For any life/safety work in the Additional Space, Landlord may designate the subcontractor to perform such work.  Landlord shall respond to any request for approval of an architect, contractor or subcontractor as set forth herein within ten (10) business days following Landlord’s receipt of Tenant’s request for such approval.

5.	Intentionally Omitted.
6.

Delay in Completion of Tenant’s Work.  If Tenant is unable to perform Tenant’s Work prior to Commencement Date A or Commencement Date B, as the case may be, solely as a result of Landlord’s violation of the terms of this Lease or applicable laws existing on the date of this Amendment relating to the condition of Expansion Space A or Expansion Space B, as the case may be, and Tenant’s Work is actually delayed as a result of Landlord’s violation of the terms of this Lease or such laws, Commencement Date A or Commencement Date B, as applicable, shall be delayed by one (1) day for each day that Tenant’s Work is actually delayed as a result of Landlord’s violation of such laws.  Tenant shall, promptly after discovering any violations of such laws, provide notice of such violation to Landlord and Landlord shall, at Landlord’s cost, correct any such violations promptly after receipt of such notice.

C-1

7.

Construction Elevator Access.  Landlord will provide Tenant’s contractors reasonable non-exclusive use of the freight elevators during normal business hours (8:00 a.m. to 6:00 p.m., Monday through Friday) at no cost to Tenant.  If Tenant requires dedicated or after-hours use, it must be scheduled through the office of the Building. There will be an additional charge limited to Landlord’s actual reasonable expenses for such dedicated or after-hours use.  Tenant’s contractors shall not use the Building’s passenger elevators for construction related use at any time without the prior consent of Landlord.

8.

Access.  Landlord shall provide Tenant, its employees, agents, contractors and subcontractors with access to the Additional Space upon execution of the Lease, subject to applicable law, so that Tenant may complete Tenant’s Work.  During such time, Tenant shall abide by the reasonable rules and regulations of Landlord and Landlord’s contractors.

C-2

EXHIBIT D

FORM COMMENCEMENT DATE MEMORANDUM

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (“Memorandum”) is made as of this ____ day of _____________, _____, between BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company (“Landlord”) and GRUBHUB HOLDINGS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Building Lease dated March 23, 2012 between Tenant and Landlord, as amended by First Amendment to Lease dated December 11, 2013, and by Second Amendment to Lease dated October 5, 2015 (the “Second Amendment” and collectively, the “Lease”), Landlord leases to Tenant certain real property consisting of approximately 128,467 rentable square feet (the “Premises”) within the building located at 111 West Washington Street, Chicago, Illinois.

WHEREAS, Landlord and Tenant have agreed to enter into this Memorandum setting forth certain information with respect to the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

2. The parties to this Memorandum hereby agree that:

a.	Commencement Date A is ____________, 2016.
b.	Commencement Date B is January 1, 2017.
c.	The Expiration Date of the Term of the Lease is _________, 2026.

3. Annual Base Rent during the Term is as follows:

a.	Existing Premises:

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
3/1/16 – 2/28/17	$29.00	$2,084,433.00	$173,702.75
3/1/17 – 2/28/18	$29.50	$2,120,371.50	$176,697.63
3/1/18 – 2/28/19	$30.00	$2,156,310.00	$179,692.50
3/1/19 – 2/29/20	$30.50	$2,192,248.50	$182,687.38
3/1/20 – 2/28/21	$31.00	$2,228,187.00	$185,682.25
3/1/21 – 2/28/22	$31.50	$2,264,125.50	$188,677.13
3/1/22 – 2/28/23	$32.00	$2,300,064.00	$191,672.00
3/1/23 – 2/29/24	$32.50	$2,336,002.50	$194,666.88
3/1/24 – 2/28/25	$33.00	$2,371,941.00	$197,661.75
3/1/25 – 2/28/26	$33.50	$2,407,879.50	$200,656.63
3/1/26 – ________	$34.00	$2,443,818.00	$203,651.50

b.	Expansion Space A

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
	$28.00	$847,140.00	$70,595.00
	$28.50	$862,267.50	$71,855.63
	$29.00	$877,395.00	$73,116.25
	$29.50	$892,522.50	$74,376.88
	$30.00	$907,650.00	$75,637.50
	$30.50	$922,777.50	$76,898.13
	$31.00	$937,905.00	$78,158.75
	$31.50	$953,032.50	$79,419.38
	$32.00	$968,160.00	$80,680.00
	$32.50	$983,287.50	$81,940.63

c.	Expansion Space B

Period	Rate per Rentable Square Foot	Rate of Annual Base Rent	Monthly Base Rent
1/1/17 – __________	$28.00	$737,380.00	$61,448.33
	$28.50	$750,547.50	$62,545.63
	$29.00	$763,715.00	$63,642.92
	$29.50	$776,882.50	$64,740.21
	$30.00	$790,050.00	$65,837.50
	$30.50	$803,217.50	$66,934.79
	$31.00	$816,385.00	$68,032.08
	$31.50	$829,552.50	$69,129.38
	$32.00	$842,720.00	$70,226.67
	$32.50	$855,887.50	$71,323.96

[PREPARATION NOTE: OTHER THAN COMMENCEMENT DATES, THE DATES FOR EXPANSION SPACE A AND EXPANSION SPACE B WILL MATCH]

4. Tenant acknowledges that, to Tenant’s knowledge, there are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord.

5. Tenant has accepted possession of Expansion Space A and Expansion Space B pursuant to the terms of the Second Amendment and all improvements required by the terms of the Second Amendment to be made by Landlord are substantially completed.

6. Nothing in this Memorandum is intended to modify or amend any of the terms and conditions of the Lease.  In the event of any discrepancy between the terms of this Memorandum and the terms of the Lease, the terms of the Lease shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed the day and year first above written.

LANDLORD:		TENANT:

BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company		GRUBHUB HOLDINGS, INC., a Delaware corporation

By:	111 West Washington Holdings, LLC, a Delaware limited liability company, its Sole Manager	By:
Name:
Title:
By:
Name:
Title:

EXHIBIT E

FORM TERMINATION FEE CERTIFICATE

TERMINATION FEE CERTIFICATE

THIS TERMINATION FEE CERTIFICATE (“Certificate”) is made as of this ____ day of _____________, _____, between BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company (“Landlord”) and GRUBHUB HOLDINGS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Building Lease dated March 23, 2012 between Tenant and Landlord, as amended by First Amendment to Lease dated December 11, 2013, and by Second Amendment to Lease dated _________, 2015 (the “Second Amendment” and collectively, the “Lease”), Landlord leases to Tenant certain real property consisting of approximately 128,467 rentable square feet (the “Premises”) within the building located at 111 West Washington Street, Chicago, Illinois.

WHEREAS, Landlord and Tenant have agreed to enter into this Certificate setting forth the Termination Fee as set forth in Section 17 of the Second Amendment.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The Termination Fee equals the sum of::

a.	$____________ which is the unamortized portion of the sum of:
i.	$___________ (the actual, out-of-pocket costs incurred by Landlord in connection with the work performed by Landlord pursuant to Paragraphs 8(a), (b) and (c) and Paragraph 9 of the Second Amendment);
ii.	$___________ (the amount of any allowances provided by Landlord;
iii.

$___________ (the sum of all abated tent provided by Landlord on or after the date of the Second Amendment, including, but not limited to, Abated Rent A, Abated Rent B, Abated Rent One and Abated Rent Two); and

iv.	$___________ (all amounts paid by Landlord to any brokers in connection with the Second Amendment);
All amortized over the extended Term at an interest rate of eight percent (8%) per annum;
PLUS
b.	$___________ which is the sum of four (4) months of Base Rent at the rate applicable as of the Early Termination Date.

2. Based on the foregoing, as of the date hereof, the parties agree that the Termination Fee shall be $___________, which shall be payable in accordance with the terms of the Second Amendment if Tenant exercises the Early Termination Option.

3. Nothing in this Certificate is intended to modify or amend any of the terms and conditions of the Lease.  In the event of any discrepancy between the terms of this Certificate and the terms of the Lease, the terms of the Lease shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

E-1

IN WITNESS WHEREOF, the parties hereto have caused this Certificate to be executed the day and year first above written.

LANDLORD:		TENANT:

BURNHAM CENTER-111 WEST WASHINGTON, LLC, a Delaware limited liability company		GRUBHUB HOLDINGS, INC., a Delaware corporation

By:	111 West Washington Holdings, LLC, a Delaware limited liability company, its Sole Manager	By:
Name:
Title:
By:
Name:
Title:

E-2

EXHIBIT F-1

CURRENTLY IDENTIFIED FIRST EXPANSION SPACE

F-1

EXHIBIT F-2

CURRENTLY IDENTIFIED SECOND EXPANSION SPACE

F-2